Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Speedemissions, Inc.

Tyrone, Georgia

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form SB-2 and related prospectus of Speedemissions, Inc. for the registration of up to 40,652,438 shares of its common stock, and to the inclusion therein of our report dated March 27, 2007 to the consolidated financial statements of Speedemissions, Inc. for the year ended December 31, 2006.

Atlanta, Georgia

October 15, 2007

1155 Perimeter Center West, Suite 600

Atlanta, Georgia 30338-5416

404-261-7200    Fx: 404-261-9481

www.tbcpa.com

Associated worldwide with CPA Associates International